EXHIBIT 21.01




                         SUBSIDIARIES OF
                  ENTERGY LONDON INVESTMENT PLC


     London Electricity plc,
          a public limited company incorporated under the laws of England and Wales.

     London Electricity Services Limited,
          a company incorporated under the laws of England and Wales.

     London Electricity Enterprises Limited,
          a company incorporated under the laws of England and Wales.

     London Power Company Limited,
          a company incorporated under the laws of England and Wales.